NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces First Quarter 2020 Results

•Sales of $956 million, down 5% compared to Q1 2019, in line with PY excluding divestitures

•	Business segment operating profit of $81.2 million, or 8.5% of sales, up 32% vs. PY

•	$639 million of cash on hand; managed working capital % sales in line with PY

•	Net income attributable to ATI of $21.1 million, or $0.16 per share

◦	Adjusted net income of $26.6 million, or $0.20 per share

◦	Adjusted EBITDA of $101.6 million, or 10.6% of sales

•	Impact of COVID-19 on 2020 uncertain; Full Year 2020 guidance withdrawn

PITTSBURGH--(BUSINESS WIRE)--May 5, 2020--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2020 results, with sales of $956 million and net income attributable to ATI of $21.1 million, or $0.16 per share. First quarter 2020 results include an $8 million pretax restructuring charge for an early retirement incentive program to streamline ATI’s salaried workforce. Adjusted net income attributable to ATI was $26.6 million, or $0.20 per share excluding this item. Adjusted EBITDA was $101.6 million, or 10.6% of sales for the first quarter 2020.
For the first quarter 2019, sales were $1.0 billion and net income attributable to ATI was $15.0 million, or $0.12 per share. Results in 2019 included $48 million of sales and minimal segment operating profit related to divested businesses. Results in 2019 also included a low 5% tax rate due to the net valuation allowance position in the U.S. Adjusted Q1 2019 results using the first quarter 2020's 31% tax rate were net income attributable to ATI of $10.4 million, or $0.08 per share. Adjusted EBITDA for the prior year quarter was $80.6 million, or 8.0% of sales.
“We achieved solid first quarter results despite a significant deterioration in market conditions late in the quarter. This performance, along with our solid cash and liquidity positions, provide a strong foundation to respond to the economic challenges created by the COVID-19 pandemic. Our focus on safety, coupled with our team’s extraordinary support for each other’s health and welfare, have allowed us to maintain on-time delivery of the mission-critical parts and materials our customers need,” said Robert S. Wetherbee, President and CEO. “Thanks to close collaboration with our customers, we are adjusting our production to match the rapidly changing end-market demand requirements.”
At the start of 2020, ATI realigned its business segments to streamline operations and unlock synergies, proactively implementing workforce reduction initiatives in the fourth quarter 2019 and again in the first quarter 2020. The Company's approach to cost reductions is to align cost structures to demand levels and the efficient delivery of products to customers. The impact of COVID-19 has tested this cost reduction strategy and the process is performing very well, including delivering $115 million to $135 million of incremental cost reductions in 2020. To further mitigate the financial impact from reduced aerospace and consumer demand levels stemming from the COVID-19 pandemic, the company has expanded these cost reduction efforts to include the temporary idling of operations to reduce costs and inventory, reductions in base compensation for U.S. salaried employees, including a 20% reduction for executive leadership team members, reductions in non-employee Director compensation, reductions in and/or deferrals of 401(k) benefits for a substantial portion of our employees, furlough of non-essential positions, and significant reductions in capital expenditures and corporate expenses. The company will continue to evaluate its demand levels and operating rates and may take additional actions as warranted. “Beyond our cost mitigation actions and consistent with our strategy, we remain committed to maintaining a strong balance sheet, one with ample cash and liquidity and no near-term debt maturities," said Wetherbee.
"We've led through difficult times before. While these current challenges are unprecedented, we have an experienced leadership team that understands the need for quick and decisive actions to transform the business and I am confident that we will emerge a stronger company," Wetherbee said.
Operating Results by Segment

	Three months ended
High Performance Materials & Components (HPMC ($M))	March 31	December 31	March 31
	2020	2019	2019
Sales	$420.3	$497.0	$496.6

Segment Operating Profit	$57.1	$73.1	$51.7
% of Sales	13.6%	14.7%	10.4%

•
HPMC sales decreased 15% in the first quarter 2020 year-over-year and decreased by 6% excluding sales from the recently divested titanium investment castings and industrial forgings businesses. Sales to the aerospace & defense markets were down 10%, or 3% excluding divested businesses. In the first quarter 2020, 85% of segment sales were to the aerospace and defense markets, with next-generation jet engine products sales representing 50% of total HPMC jet engine product sales.

•	HPMC operating profit increased 10% compared to the prior year period, to $57.1 million, while segment operating profit margins grew by 320 basis points year-over-year to 13.6% of sales.

•	Sales and operating results for the HPMC segment decreased sequentially versus fourth quarter 2019, primarily related to weaker sales for commercial airframe/engine and energy applications.

	Three months ended
Advanced Alloys & Solutions (AA&S ($M))	March 31	December 31	March 31
	2020	2019	2019
Sales	$535.2	$521.6	$508.2

Segment Operating Profit	$24.1	$32.2	$10.0
% of Sales	4.5%	6.2%	2.0%

•	AA&S first quarter 2020 sales were 5% higher compared to the prior year's quarter, and 3% higher than the fourth quarter 2019, primarily due to higher HRPF conversion services billings.

Aerospace and defense markets sales also continued to expand, growing to 25% of first quarter 2020 segment sales.

•
AA&S segment operating profit was $24.1 million, or 4.5% of sales, increasing 141% compared to the 2019 first quarter, but declining versus the fourth quarter 2019. Compared to the prior year, results from our STAL joint venture improved and higher raw material surcharges provided a tailwind. Sequentially, segment operating profit declines were driven primarily by lower raw material surcharges and reduced high-value product volumes. Compared to both prior year periods, AA&S segment results for the first quarter 2020 reflect lower retirement benefit expense of approximately $5 million.

•
First quarter 2020 AA&S segment results include $3.9 million of losses from the A&T Stainless joint venture operations, which remained unprofitable due to Section 232 tariffs. As previously disclosed, the joint venture intends to idle its Midland, PA Direct Roll Anneal and Pickle (DRAP) facility mid-year 2020 due to a lack of relief from Section 232 tariffs.

Corporate Items and Cash

•
Corporate expenses in the first quarter 2020 were $12.8 million, or $3.8 million lower than the prior year period, primarily due to lower incentive compensation expense based on expected performance versus targeted metrics.

•
An $8.0 million restructuring charge for a voluntary early retirement program to eligible salaried employees was recorded in the first quarter 2020. Costs for this program are expected to be paid through mid-2021 based on the timing of the benefits provided.

•	Closed operations and other expenses in the first quarter 2020 were $6.6 million, or $3.5 million higher year-over-year, mainly due to legal-related costs.

•
ATI had a 31% year-to-date effective tax rate for the first quarter 2020, higher than initially expected due primarily to higher overall state taxes based on income apportionment. Due to ongoing global economic uncertainty, the Company was unable to project a full-year effective tax rate for Q1 2020. No significant income tax benefit is expected to be realized from the recently enacted CARES Act. ATI does not expect to pay any significant U.S federal or state income taxes for the next few years due to net operating loss carryforwards.

•
Cash on hand at March 31, 2020 was $639.0 million, which included $300 million of borrowings under the revolving credit portion of the Company's asset-based lending (ABL) credit facility. Those first quarter ABL borrowings were repaid in April 2020. At March 31, 2020 available additional liquidity under the ABL was approximately $260 million.

•
For the three months ended March 31, 2020, in line with prior years' seasonal patterns and our expectations, cash used in operating activities was $115.4 million, including $134.7 million for managed working capital. ATI contributed $27.9 million to the U.S. defined benefit pension trust during the quarter. Cash used in investing activities was $25.2 million, primarily related to capital expenditures of $29.1 million.

Outlook
“Looking ahead, we anticipate challenging and uncertain economic conditions to continue due to the ongoing COVID-19 pandemic and its impact on the global aerospace industry. We are taking significant steps to help mitigate the negative impacts on our financial results while ensuring the safety of our employees. We are confident that more normalized business conditions will return over time and we stand ready to support our customers' recovery efforts," said Wetherbee. In light of current market uncertainty, the Company is withdrawing its full year 2020 guidance, but will provide additional information regarding its 2020 outlook on the first quarter earnings call.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, May 5, 2020, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.
This news release contains “forward‑-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward‑-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $4 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2020	2019	2019

Sales	$955.5	$1,018.6	$1,004.8

Cost of sales	820.7	849.3	873.7
Gross profit	134.8	169.3	131.1

Selling and administrative expenses	58.4	66.3	68.0
Restructuring charges	8.0	4.5	—
Operating income	68.4	98.5	63.1
Nonoperating retirement benefit expense	(11.2)	(18.4)	(18.3)
Interest expense, net	(21.9)	(24.1)	(24.8)
Debt extinguishment charge	—	(21.6)	—
Other expense, net	(0.9)	(13.2)	(2.9)
Income before income taxes	34.4	21.2	17.1
Income tax provision (benefit)	10.8	(38.8)	0.8
Net income	$23.6	$60.0	$16.3
Less: Net income attributable to noncontrolling interests	2.5	3.5	1.3
Net income attributable to ATI	$21.1	$56.5	$15.0

Basic net income attributable to ATI per common share	$0.17	$0.45	$0.12

Diluted net income attributable to ATI per common share	$0.16	$0.41	$0.12

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2020	2019	2019
Sales:
High Performance Materials & Components	$420.3	$497.0	$496.6
Advanced Alloys & Solutions	535.2	521.6	508.2
Total external sales
	$955.5	$1,018.6	$1,004.8
Segment operating profit:

High Performance Materials & Components
% of Sales	$57.1	$73.1	$51.7
	13.6%	14.7%	10.4%
Advanced Alloys & Solutions
% of Sales	24.1	32.2	10.0
	4.5%	6.2%	2.0%
Total segment operating profit
% of Sales	81.2	105.3	61.7
	8.5%	10.3%	6.1%

LIFO and net realizable value reserves	—	—	(0.1)
Corporate expenses	(12.8)	(16.2)	(16.6)
Closed operations and other expense	(6.6)	(6.3)	(3.1)
Restructuring and other charges	(8.0)	(4.5)	—
Joint venture impairment charge	—	(11.4)	—
Gain on asset sales	2.5	—	—
Debt extinguishment charge	—	(21.6)	—
Interest expense, net	(21.9)	(24.1)	(24.8)

Income before income taxes	$34.4	$21.2	$17.1

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31	December 31
	2020	2019
ASSETS

Current Assets:
Cash and cash equivalents	$639.0	$490.8
Accounts receivable, net of allowances for doubtful accounts	593.4	554.1
Short-term contract assets	43.5	38.5
Inventories, net	1,181.1	1,155.3
Prepaid expenses and other current assets	51.0	64.3
Total Current Assets	2,508.0	2,303.0

Property, plant and equipment, net	2,445.5	2,450.1
Goodwill	520.8	525.8
Other assets	332.8	355.7

Total Assets	$5,807.1	$5,634.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$424.6	$521.2
Short-term contract liabilities	114.3	78.7
Short-term debt and current portion of long-term debt	310.7	11.5
Other current liabilities	209.6	237.8
Total Current Liabilities	1,059.2	849.2

Long-term debt	1,390.0	1,387.4
Accrued postretirement benefits	307.5	312.5
Pension liabilities	694.3	731.5
Other long-term liabilities	163.5	160.8
Total Liabilities	3,614.5	3,441.4

Total ATI stockholders' equity	2,087.8	2,090.1
Noncontrolling interests	104.8	103.1
Total Equity	2,192.6	2,193.2

Total Liabilities and Equity	$5,807.1	$5,634.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	March 31
	2020	2019

Operating Activities:
Net income	$23.6	$16.3

Depreciation and amortization	37.3	38.7
Deferred taxes	8.3	1.6
Net (gain) loss from disposal of property, plant and equipment	(2.5)	0.8
Change in managed working capital	(134.7)	(121.0)
Change in retirement benefits	(23.0)	(18.4)
Accrued liabilities and other	(24.4)	(48.0)
Cash used in operating activities	(115.4)	(130.0)
Investing Activities:
Purchases of property, plant and equipment	(29.1)	(23.5)
Proceeds from disposal of property, plant and equipment	2.9	—
Other	1.0	(0.1)
Cash used in investing activities	(25.2)	(23.6)
Financing Activities:
Payments on long-term debt and finance leases	(2.0)	(1.5)
Net borrowings (repayments) under credit facilities	298.6	—
Taxes on share-based compensation and other	(7.8)	(9.9)
Cash provided by (used in) financing activities	288.8	(11.4)
Increase (decrease) in cash and cash equivalents	148.2	(165.0)
Cash and cash equivalents at beginning of period	490.8	382.0
Cash and cash equivalents at end of period	$639.0	$217.0

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended
	March 31		March 31
	2020		2019
Market
Aerospace & Defense:
Jet Engines	$272.2	29%	$292.4	29%
Airframes	134.9	14%	157.8	16%
Government Aerospace & Defense	85.4	9%	75.4	7%
Total Aerospace & Defense	$492.5	52%	$525.6	52%
Energy*	170.6	18%	168.5	17%
Automotive	76.5	8%	76.9	8%
Food Equipment & Appliances	50.4	5%	53.2	5%
Construction/Mining	43.6	5%	57.9	6%
Medical	38.6	4%	46.1	5%
Electronics/Computers/Communications	33.2	3%	34.1	3%
Other	50.1	5%	42.5	4%
Total	$955.5	100%	$1,004.8	100%

*Includes the oil & gas, hydrocarbon and chemical processing, and electrical energy markets.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2020	2019	2019
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	32%	32%	30%
Titanium and titanium-based alloys	17%	19%	19%
Precision forgings, castings and components	16%	17%	19%
Precision rolled strip products	12%	12%	11%
Zirconium and related alloys	7%	6%	6%
Total High-Value Products	84%	86%	85%
Standard Products
Standard stainless products	16%	14%	15%
Grand Total	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AAS segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2020	2019	2019
Numerator for Basic net income per common share -
Net income attributable to ATI	$21.1	$56.5	$15.0
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	2.3	3.1	—
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$23.4	$59.6	$15.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	126.1	125.9	125.4
Effect of dilutive securities:
Share-based compensation	0.4	1.3	0.7
4.75% Convertible Senior Notes due 2022	19.9	19.9	—
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.4	147.1	126.1

Basic net income attributable to ATI per common share	$0.17	$0.45	$0.12

Diluted net income attributable to ATI per common share	$0.16	$0.41	$0.12

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2020	2019

Accounts receivable	$593.4	$554.1
Short-term contract assets	43.5	38.5
Inventory	1,181.1	1,155.3
Accounts payable	(424.6)	(521.2)
Short-term contract liabilities	(114.3)	(78.7)
Subtotal	1,279.1	1,148.0

Allowance for doubtful accounts	4.4	4.6
LIFO reserve	(45.6)	(33.6)
Inventory reserves	119.9	104.1
Managed working capital	$1,357.8	$1,223.1

Annualized prior 3 months sales	$3,821.9	$4,074.4

Managed working capital as a
% of annualized sales	35.5%	30.0%

March 31, 2020 change in managed
working capital	$134.7

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2020	2019

Total debt (a)	$1,712.4	$1,411.2
Less: Cash	(639.0)	(490.8)
Net debt	$1,073.4	$920.4

Net debt	$1,073.4	$920.4
Total ATI stockholders' equity	2,087.8	2,090.1
Net ATI capital	$3,161.2	$3,010.5

Net debt to ATI capital	34.0%	30.6%

Total debt (a)	$1,712.4	$1,411.2
Total ATI stockholders' equity	2,087.8	2,090.1
Total ATI capital	$3,800.2	$3,501.3

Total debt to total ATI capital	45.1%	40.3%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated May 5, 2020:

	Three Months Ended
	March 31, 2020

Net income attributable to ATI	$21.1
Adjust for special items:
Restructuring, net of tax (a)	5.5
Net income attributable to ATI excluding special items	$26.6

	Per Diluted Share *

Net income attributable to ATI	$0.16
Adjust for special items:
Restructuring, net of tax	0.04
Net income attributable to ATI excluding special items	$0.20

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	March 31, 2020	March 31, 2019
Net income	$23.6	$16.3
(+) Depreciation and Amortization	37.3	38.7
(+) Interest Expense	21.9	24.8
(+) Income Tax Provision	10.8	0.8
EBITDA	$93.6	$80.6

Adjustments:
(+) Restructuring (a)	8.0	—
Adjusted EBITDA	$101.6	$80.6

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) First quarter 2020 results include an $8.0 million pre-tax restructuring charge for a voluntary retirement incentive program.

	First Quarter 2019
	Net Income	Per Diluted Share

Net income attributable to ATI	$15.0	$0.12
Tax rate impact (i)	(4.6)	(0.04)
Adjusted net income attributable to ATI	$10.4	$0.08

(i) Tax rate impact adjusts first quarter 2019 reported earnings per share, which used a 4.7% effective tax rate applied to income before taxes, to a 31.4% effective tax rate applied to income before taxes, which is the year-to-date tax rate for the quarter ended March 31, 2020, including the impacts of potentially dilutive securities.

Adjusted Sales Information

		Industrial Forgings and
	Reported	Cast Products Businesses	Adjusted

Total ATI Sales- Q1 2020	$955.5	$—	$955.5
Total ATI Sales- Q1 2019	1,004.8	(47.5)	957.3
Percentage Change	(4.9)%		(0.2)%

HPMC Sales- Q1 2020	$420.3	$—	$420.3
HPMC Sales- Q1 2019	496.6	(47.5)	449.1
Percentage Change	(15.4)%		(6.4)%

HPMC Aerospace & Defense Markets Sales- Q1 2020	$358.8	$—	$358.8
HPMC Aerospace & Defense Markets Sales- Q1 2019	400.6	(29.8)	370.8
Percentage Change	(10.4)%		(3.2)%

Adjusted Sales metrics are non-GAAP measures that exclude the impacts of divestitures. These measures are utilized by management to evaluate underlying business trends of the ongoing businesses.